Exhibits 8.1 & 23.1

[Letterhead of Morgan, Lewis & Bockius LLP]

August 31, 2026

EFCAR, LLC
c/o Exeter Finance LLC
2101 W. John Carpenter Freeway
Irving, Texas 75063

Re:	EFCAR, LLC Exeter Automobile Receivables Trust 2026-4

Ladies and Gentlemen:

We have acted as special counsel to EFCAR, LLC (“EFCAR”), in connection with the issuance by Exeter Automobile Receivables Trust 2026-4 (the “Issuer”) of $119,000,000 aggregate principal amount of 4.020% Asset Backed Notes, Class A-1 (the “Class A-1 Notes”), $164,550,000 aggregate principal amount of 4.37% Asset Backed Notes, Class A-2 (the “Class A-2 Notes”), $246,630,000 aggregate principal amount of 4.56% Asset Backed Notes, Class A-3 (the “Class A-3 Notes” and, collectively with the Class A-1 Notes and the Class A-2 Notes, the “Class A Notes”), $115,230,000 aggregate principal amount of 4.87% Asset Backed Notes, Class B (the “Class B Notes”), $118,550,000 aggregate principal amount of 5.16% Asset Backed Notes, Class C (the “Class C Notes”), $159,560,000 aggregate principal amount of 5.64% Asset Backed Notes, Class D (the “Class D Notes” and, collectively with the Class A Notes, the Class B Notes and the Class C Notes, the “Publicly Offered Notes”).  In connection with the issuance and sale of approximately 95% of each Class of the Publicly Offered Notes, EFCAR has prepared a prospectus, dated August 26, 2026 (the “Prospectus”).

EFCAR has filed with the Securities and Exchange Commission (the “Commission”) a registration statement on Form SF-3 (Registration No. 333-292293) for the registration of the Publicly Offered Notes and certain other securities under the Securities Act of 1933, as amended (the “Securities Act”).  In this opinion letter, the foregoing registration statement, as so amended, at its effective date, including any documents and other information incorporated therein by reference, is called the “Registration Statement.”  As set forth in the Prospectus, the Publicly Offered Notes will be issued pursuant to an Indenture, dated as of August 9, 2026 (the “Indenture”), among the Issuer, Exeter Holdings Trust 2026-4 and Citibank, N.A., as indenture trustee.

As such counsel, we have examined copies of the Prospectus and the Indenture, and have relied upon originals or copies of such corporate records, documents, agreements or other instruments of EFCAR as we consider appropriate.  As to all matters of fact, we have entirely relied upon certificates of officers of EFCAR and of public officials, and have assumed, without independent inquiry, the accuracy of those certificates.  In connection with

EFCAR, LLC
August 31, 2026

this opinion letter, we have also examined and relied upon the Registration Statement, and forms of prospectus included therein.  In our examination, we have assumed the genuineness of all signatures, the conformity to the originals of all documents reviewed by us as copies, the authenticity and completeness of all original documents reviewed by us in original or copy form, and the legal competence of each individual executing any document.

Attorneys involved in the preparation of this opinion letter are admitted to practice law in the State of New York and we do not express any opinion herein concerning any law other than the federal tax laws of the United States of America.

Based on the foregoing and consideration of such other matters as we have deemed appropriate, the discussion in the Prospectus under the headings “Summary—Tax Status,” “U.S. Tax Matters” and “Annex B—Clearance, Settlement and Tax Documentation Procedures—Certain U.S. Federal Income Tax Documentation Requirements” is our opinion of the law and we are of the opinion that, insofar as that discussion describes certain provisions of federal tax law or legal conclusions with respect thereto, it is correct in all material respects.

Our opinion above is based upon our interpretations of current law, including the Internal Revenue Code of 1986, as amended, judicial decisions, administrative rulings and existing final and temporary Treasury regulations, which are subject to change both prospectively and retroactively, and upon the facts and assumptions discussed herein. This opinion letter is limited to the matters set forth herein, and no opinions are intended to be implied or may be inferred beyond those expressly stated herein.  In addition, our opinion is based on the assumption that the matter, if litigated, will be properly presented to the applicable court. Furthermore, our opinion is not binding on the Internal Revenue Service and there can be no assurance that the Internal Revenue Service will not take a contrary position.

EFCAR, LLC
August 31, 2026

We hereby consent to the filing of this opinion letter as an exhibit to the Registration Statement and to the references to this firm in the Prospectus under the headings “Summary—Tax Status,” “U.S. Tax Matters” and “Legal Opinions.”  In rendering the foregoing opinions and giving such consent, we do not admit that we are “experts” within the meaning of the Securities Act.

Very truly yours,

/s/ Morgan, Lewis & Bockius LLP